**Exhibit 10.5:**

# FIRST AMENDMENT TO OIL-DRI CORPORATION OF AMERICA 2006 LONG TERM INCENTIVE PLAN (As Amended and Restated July 28, 2006)

The Oil-Dri Corporation of America 2006 Long Term Incentive Plan, as amended and restated July 28, 2006, (the "Plan"), is hereby further amended as set forth herein. All capitalized terms not defined herein shall have the meaning set forth in the Plan.

1. Section 2 is amended, effective January 1, 2008, to revise the definition of "Disability" to read as follows:

> "**Disability**" means a determination of disability under the Company's long term disability plan, or in the case of a Participant who is not a participant in that plan, a mental or physical condition which, in the opinion of the Committee, renders a Participant unable or incompetent to carry out the job or Outside Director responsibilities which such Participant held or the duties to which such Participant was assigned at the time the disability was incurred, and which is expected to be permanent or for an indefinite duration. For purposes of extended exercisability of Incentive Stock Options under Section 12.1, or the payment to a Participant of any amount subject to Code Section 409A prior to such Participant's Separation from Service, "disability" means a disability within the meaning of Code Section 22(e)(3).

2. Section 2 is amended, effective January 1, 2008, to revise the definition of "Retirement" to read as follows:

> "**Retirement**" means, (i) for a Participant who is an Employee, the Participant's termination of employment (or Separation from Service in the case of Restricted Stock Units or any award subject to Code Section 409A) as a result of the Participant's retirement when (I) the Participant is eligible for an immediate benefit under a Company sponsored defined benefit pension plan and (II) the Participant's age plus years of service on the date of retirement equal at least eighty (80), and (ii) for a Participant who is an Outside Director, the Participant's termination of service as a director that occurs after the completion of three (3) years of service (whether before or after the date of a particular Award) as a director of the Company; provided that any interval of less than one (1) year extending from the date of one annual meeting of stockholders of the Company to the date of the next such meeting shall qualify as one year for this purpose.

3. Section 2 is amended, effective January 1, 2008, to add a new definition of "Separation from Service" to read as follows:

> "**Separation from Service**" means the Participant's death, retirement or other termination of employment with the Company and all Affiliates. For purposes of this definition, a "termination of employment" shall occur when the facts and circumstances indicate that the Company and the employee reasonably anticipate that no further services would be performed by the employee for the Company or any Affiliate after a certain date or that the level of bona fide services the employee would perform after such date (whether as an employee or as an independent contractor), would permanently decrease to no more than 20% of the average level of bona fide services performed (whether as an employee or as an independent contractor) over the immediately preceding thirty-six (36)-month period (or full period of services to the Company and all Affiliates if the employee has been providing services to the Company less than thirty-six (36) months).

4. Section 2 is amended, effective January 1, 2008, to add a new definition of "Specified Employee" to read as follows:

> "**Specified Employee**" means an employee of the Company who is a "key employee" under Code Section 416(i)(1)(A)(i), (ii) or (iii) (applied in accordance with the regulations thereunder and

disregarding Code Section 416(i)(5)) at any time during the twelve (12)-month period ending on the preceding December 31. An employee as of a particular December 31 who has been determined to have satisfied the above definition of "key employee" shall be a Specified Employee during the twelve (12)-month period commencing on the April 1 next following such determination date and ending on the following March 31.

5. Section 10.3 is amended, effective January 1, 2008, to read as follows:

**10.3 Payment of Performance Awards.** Within 2 1/2 months after the end of each Performance Period, the Committee shall pay to the Participant in cash or in shares of Stock (as determined by the Committee in its sole discretion) the value (if any) attributable to the performance Award in accordance with the performance measures set forth in the applicable Award Agreement. Any performance Award with respect to which the performance goals have not been achieved by the end of the applicable measuring period shall expire without any value.

6. Section 15 is amended, effective January 1, 2008, so that the initial paragraph thereof reads as follows:

In the event of a Change in Control, all Awards under the Plan shall vest 100%, and all Options shall become exercisable in full. To the extent that an Award under the Plan is subject to the provisions of Code Section 409A, and to the extent that 100% vesting results in an immediate payment of such Award, such immediate payment shall only occur if such Change in Control is also a change in the ownership or effective control of the Company (as defined in Treasury Regulation §1.409A-3(i)(5)). The benefit payable with respect to any performance Award with respect to which the Performance Period has not ended as of the date of such Change in Control shall be equal to the product of the grant value assigned to each Award multiplied successively by each of the following:

7. Section 19.2 is amended, effective January 1, 2008, to read as follows:

**19.2 Code Section 409A.**

To the extent applicable, it is intended that this Plan shall comply with the provisions of Code Section 409A, and this Plan shall be construed and applied in a manner consistent with this intent. In the event that any payment or benefit under this Plan is determined by the Committee to be in the nature of a deferral of compensation under Code Section 409A, the Company shall take such actions as it reasonably determines to be necessary to ensure that such payments comply with the applicable provisions of Code Section 409A and the Treasury Regulations thereunder.

If the Participant is a Specified Employee, if the payment or delivery of equity under this Plan is on account of the Participant's Separation from Service, and if the Committee determines that such payment or delivery of equity under this Plan constitutes the payment in the nature of a deferral of compensation under Code Section 409A, the Committee shall make such payment or delivery as soon as practicable after the earlier to occur of the Participant's death or the 6 month anniversary of such Separation from Service.

IN WITNESS WHEREOF, the Company has caused this First Amendment to be adopted by the Board of Directors this 4th day of December, 2007, and executed by the signature of a duly authorized executive officer to be effective as provided herein.

COMPANY:

OIL-DRI CORPORATION OF AMERICA

By: /s/ Charles P. Brissman

Charles P. Brissman
Vice President, Secretary and General Counsel

Date: December 19, 2007

Attest By: /s/ Maryon L. Gray
Maryon L. Gray
Assistant General Counsel and
Assistant Secretary